FOR IMMEDIATE RELEASE
			   November 11, 2002

NS CHANGES EXPECTED RATE OF RETURN ON PENSION PLAN ASSETS
NORFOLK, VA - Norfolk Southern Corporation (NYSE: NSC) announced that it has decreased its expected long-term rate of return assumption on pension plan assets for purposes of pension accounting under SFAS 87 to 9 percent. The change is based on the long-term market outlook and will result in a non-cash increase of approximately $10 million in pre-tax compensation and benefits expense in fourth quarter 2002.
	"While we are reducing the rate of return assumption for pension accounting purposes, it should be noted that our retirement plan remains fully funded," said David R. Goode, chairman, president and chief executive officer.
	Norfolk Southern Corporation is one of America's leading transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 21,500 miles of road in 22 states, the District of Columbia and the province of Ontario, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the East's most extensive intermodal network and is the nation's largest rail carrier of automotive parts and finished vehicles.
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Media Contact: Frank Brown, Norfolk, 757-629-2714
World Wide Web Site: www.nscorp.com